FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
312-373-2430

Media Contact:
Linda Marsicano
312-373-2447

PLAYBOY ENTERPRISES REPORTS IMPROVED

FIRST QUARTER 2007 RESULTS

Net, Operating Income Rise on Revenue Increase

CHICAGO, Tuesday, May 8, 2007 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported net income for the first quarter ended March 31, 2007, of $1.5 million, or $0.04 per basic and diluted share, compared to net income of $0.8 million, or $0.02 per basic and diluted share, in the 2006 first quarter. The increase primarily reflected a significant improvement in Licensing operating income. First quarter 2007 operating income rose 10% to $3.9 million, compared to $3.5 million in the prior year period. Revenues were up 4% in the 2007 first quarter to $85.4 million from $82.1 million last year.

Included in first quarter 2007 operating income were a number of items that were not comparable with the prior year. These included a total of approximately $2.0 million in benefits related to a higher-than-estimated stock option forfeiture rate as well as proceeds from the sale of artwork. These gains were offset by approximately $0.8 million in severance costs, $0.8 million in additional expense due to modifications to how the company accounts for certain trademark costs and carriage agreements and $0.3 million in additional magazine-related collections costs.

Playboy Chairman and Chief Executive Officer Christie Hefner said: “The quarter’s results demonstrate our belief in the very significant upside of our Licensing business and strong growth potential of our newer digital media businesses. Moreover, we are responding to changing dynamics in the domestic TV and publishing industries.

“In the Entertainment Group, we believe the domestic TV business has now stabilized, excluding cash adjustments in the first quarter, as strong gains in VOD are offsetting linear network declines. Our online pay services again reported significant revenue gains as did our international TV business, and we continue to believe that online and international will be profit drivers in the years ahead. Given the stabilization of the domestic TV business, the outlook for continued growth in our newer digital media businesses, and cost cuts implemented in programming and staffing, we believe that Entertainment Group profits in the last nine months of 2007 will be in line with those reported in the last nine months of 2006.

“We also remain focused on reducing the cost structure of our Publishing business. We already have lowered manufacturing and overhead costs, and are making additional reductions that will benefit us in the second half of the year. We continue to believe that the 2007 Publishing Group results will be consistent with the performance of the past few years.

“Licensing will report a banner year with 2007 revenues and profits now expected to increase approximately 20 to 25% in 2007, excluding the sale of artwork. We are seeing strong performance in our consumer products business, and our venues at the Palms in Las Vegas are performing well. We are focused on announcing the completion of a second location-based entertainment deal this year.”

Entertainment

First quarter 2007 operating income for the Entertainment Group was $4.3 million, down from $7.9 million in the prior year period, on a 1% decline in revenues to $50.9 million.

Total domestic TV revenues were down 12% to $19.7 million compared to the prior year quarter. This included $1.9 million in positive cash adjustments versus last year. The loss of exclusive carriage on one satellite service in April 2006 and the continuing transition in cable from linear networks to a more competitive VOD environment contributed to the year-over-year decline. First quarter 2007 international revenues were up 12% to $13.8 million, while online/mobile revenues were up 2% to $15.7 million compared to last year. Strong growth in both the online pay services and advertising sales more than offset the lower e-commerce revenues resulting from the strategic decision last year to outsource one of the company’s catalogs and websites, as well as a slight decline in mobile revenues.

On the cost side, severance expense, increased distribution expense and a charge related to the change in the estimated useful lives of certain carriage agreements contributed to the decline in first quarter 2007 operating income. In addition, programming and content expense totaled $10.2 million, up 8% compared to the prior year quarter, primarily due to higher spending for the online paysites. The company said that it expects to report total programming and content expense for full-year 2007 of $39.8 million, versus $41.8 million last year.

Publishing

The Publishing Group recorded a first quarter 2007 operating loss of $2.4 million, comparable to last year. Revenues were down 1% to $23.3 million. Playboy magazine revenues were essentially flat in the first quarter, as a 22% increase in advertising sales offset an 8% decrease in circulation revenues. Similarly, revenue gains reported by the international editions of the magazine offset a decline in newsstand revenues from special editions. While manufacturing costs declined, the Group recorded an additional charge related to subscription collections costs.

The company also said that it expects to report a 6% increase in 2007 second quarter ad pages and a 2% decline in second quarter ad revenues compared to the prior year quarter.

Licensing

First quarter 2007 Licensing Group operating income rose 77% to $7.7 million from $4.3 million in the prior year. In the same time period, the Group’s revenues increased to $11.2 million, up 51% from $7.4 million. A significant increase in consumer product sales contributed to the improved first quarter 2007 results. The first-quarter gains were further accelerated by revenue and profits from the company’s licensing venture with the Palms Casino Resort, which opened in October 2006, and by $1.3 million in proceeds from the sale of original art, which compares to $0.4 million in artwork sales in the prior year quarter.

Corporate Administration and Promotion

Corporate Administration and Promotion expense declined 11% from $6.4 million in the 2006 first quarter to $5.7 million this year.

Additional information regarding first quarter 2007 earnings will be available on the earnings release conference call, which is being held today, May 8, at 11:00 a.m. Eastern /10:00 a.m. Central. The call may be accessed by dialing 800-869-6581 (for domestic callers) or 1-785-830-7984 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

* * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates television networks and distributes programming globally; owns Playboy.com, a leading men's lifestyle and entertainment website; and licenses the Playboy trademark internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” including statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and wireless materials,
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c) substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(4)

Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)

Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, new electronic media and product licensing markets;
(11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12)

Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

(13)

Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control and competition for channel space on linear television platforms or video-on-demand platforms;

(14)

Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;
(18)	Increases in paper, printing or postage costs;
(19)	Risks associated with certain minimum revenue amounts under certain television distribution agreements;
(20)	Effects of the national consolidation of the single-copy magazine distribution system;
(21)	Effects of the national consolidation of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies); and
(22)	Risks associated with the viability of our subscription-, on demand- and e-commerce-based Internet models.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov or in the Investor Relations section of our website. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	March 31,
	2007	2006
Net revenues
Entertainment:
Domestic TV	$19.7	$22.3
International TV	13.8	12.4
Online/mobile	15.7	15.3
Other	1.7	1.2
Total Entertainment	50.9	51.2
Publishing:
Domestic magazine
Subscription	10.9	11.9
Newsstand	2.5	2.6
Advertising	5.7	4.7
Total domestic magazine	19.1	19.2
International magazine	1.9	1.7
Special editions and other	2.3	2.6
Total Publishing	23.3	23.5
Licensing:
Consumer products	8.7	6.8
Location-based entertainment	0.9	-
Marketing events	0.3	0.2
Other	1.3	0.4
Total Licensing	11.2	7.4

Total net revenues	$85.4	$82.1

Net income
Entertainment	$4.3	$7.9
Publishing	(2.4)	(2.3)
Licensing	7.7	4.3
Corporate Administration and Promotion	(5.7)	(6.4)

Operating income	3.9	3.5

Investment income	0.5	0.6
Interest expense	(1.4)	(1.4)
Amortization of deferred financing fees	(0.1)	(0.1)
Other, net	(0.2)	(0.2)

Income before income taxes	2.7	2.4

Income tax expense	(1.2)	(1.6)

Net income	$1.5	$0.8

Weighted average number of common shares outstanding
Basic	33,230	33,141
Diluted	33,269	33,453

Basic and diluted earnings per common share	$0.04	$0.02

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	First Quarter Ended March 31,

EBITDA and Adjusted EBITDA	2007	2006	% Better/(Worse)
Net Income	$1.5	$0.8	87.5
Adjusted for:
Income Tax Expense	1.2	1.6	25.0
Interest Expense	1.4	1.4	---
Amortization of Deferred Financing Fees	0.1	0.1	---
Equity in Operations of Investments	-	0.1	100.0
Depreciation and Amortization	10.0	9.7	(3.1)
EBITDA [1]	14.2	13.7	3.6
Adjusted for:
Cash Investments in Television Programming	(9.8)	(9.3)	(5.4)
Adjusted EBITDA [2]	$4.4	$4.4	---

	First Quarter Ended March 31,

Financial and Operating Data	2007	2006	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$9.8	$9.3	5.4
Programming Amortization and Online Content Expenses	$10.2	$9.4	8.5

Publishing
Magazine Advertising Pages	99.0	86.0	15.1

At March 31
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$40.4	$52.0	(22.3)
Long-Term Financing Obligations	$115.0	$115.0	---

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)

In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)

In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.